PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
PRINCIPAL REAL ESTATE INVESTORS SUB-ADVISED SERIES


AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the
"Agreement") effective as of the 1st day of January, 2018, by and between PRINCIPAL GLOBAL INVESTORS, LLC (hereinafter called the "Manager"), and PRINCIPAL REAL ESTATE
INVESTORS, LLC (hereinafter called the "Sub-Advisor").

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WHEREAS, the Manager is the manager and investment adviser
to each Series of Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");
and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for certain series of the Fund (hereinafter called the "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement")
with the Fund;
(b)	The Fund's registration statement and financial
statements as filed with the Securities and Exchange
Commission;
(c)	The Fund's Articles of Incorporation and By-laws;
(d)	Policies, procedures or instructions adopted or approved
by the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-
Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-
Advisor
The Sub-Advisor will:
(a)	 Provide investment advisory services, including but not
limited to research, advice and supervision for the Series.

(b)	 Furnish to the Board of Directors of the Fund for approval
(or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for the Series consistent with the Series' investment objective and policies.

(c)	Implement the approved investment program by placing
orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Articles of Incorporation and Bylaws, the requirements of the 1940
Act, as each of the same shall be from time to time in effect.

(d)	Advise and assist the officers of the Fund, as requested by
the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services obligations, compliance with the 1940
Act and the regulations adopted by the Securities and Exchange Commission thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information.

(f)	Report to the Board of Directors of the Fund at such times
and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(g)	Upon request, provide assistance and recommendations
for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's
Board of Directors.

(h)	Furnish, at its own expense, (i) all necessary investment
and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Series.

(i)	Open accounts with broker-dealers, swap dealers,
clearinghouses and futures commission merchants ("broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with
contemporaneous purchase or sell orders of other clients
of the Sub-Advisor. In such event allocation of securities or swaps so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-
Advisor in the manner the Sub-Advisor considers to be the
most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Sub-Advisor will
report on such allocations at the request of the Manager,
the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which the Series was a party, the broker-dealers to whom such
trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the
benefits received. However, the Sub-Advisor may select
brokers or dealers on the basis that they provide
brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities or derivatives transaction in excess of the amount of commission or
dealer spread another broker or dealer would have
charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage
and research products and/or services, may be viewed in
terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in
managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by
the Sub-Advisor provided that all conditions of such order
are complied with.
(j) Section 871(m) Transactions: Sub-Advisor shall not on behalf of the Fund enter into certain U.S. dividend equivalent payment transactions described in Section
871(m) of the U.S. Internal Revenue Code and the
regulations thereunder ("871(m) Transaction") with a
foreign counterparty unless: (i), Sub-Advisor adheres to the ISDA 2015 Section 871(m) Protocol on behalf of the Fund, and (ii), The foreign counterparty to the 871(m) Transaction provides Sub-Advisor with a properly completed Form W-
8IMY certifying to its status as a qualified derivatives
dealer ("QDD").
(k)	Maintain all accounts, books and records with respect to
the Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the "Investment
Advisers Act"), and the rules thereunder, and furnish the
Fund and the Manager with such periodic and special
reports as the Fund or Manager may reasonably request.
In compliance with the requirements of Rule 31a-3 under
the 1940 Act, the Sub-Advisor hereby agrees that all
records that it maintains for the Series are the property of the Fund, agrees to preserve for the periods described by
Rule 31a-2 under the 1940 Act any records that it
maintains for the Series and that are required to be
maintained by Rule 31a-1 under the 1940 Act, and further
agrees to surrender promptly to the Fund any records that
it maintains for the Series upon request by the Fund or the Manager. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to the
Series.
(l)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's Code of Ethics adopted pursuant to
that Rule as the same may be amended from time to time.
The Manager acknowledges receipt of a copy of Sub-
Advisor's current Code of Ethics. Sub-Advisor shall
promptly forward to the Manager a copy of any material
amendment to the Sub-Advisor's Code of Ethics.
(m)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on portfolio transactions and reports on investments held by the
Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of the Series.
(n)	Provide such information as is customarily provided by a
sub-advisor and may be required for the Fund or the
Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended, the 1940 Act, the
Investment Advisers Act, the Securities Act of 1933, as
amended, the Commodity Exchange Act, as amended, and
any state securities laws, and any rule or regulation
thereunder.
(o)	Perform quarterly and annual tax compliance tests to
monitor the Series' compliance with Subchapter M of the
Code. The Sub-Advisor shall notify the Manager
immediately upon having a reasonable basis for believing
that the Series has ceased to be in compliance or that it
might not be in compliance in the future. If it is determined that the Series is not in compliance with the requirements noted above, the Sub-Advisor, in consultation with the
Manager, will take prompt action to bring the Series back
into compliance (to the extent possible) within the time
permitted under the Code.
(p)	Provide a copy of the Sub-Advisor's Form ADV and any
amendments thereto contemporaneously with the filing of such documents with the Securities and Exchange
Commission or other regulatory agency.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance
Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for the Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

6.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

7.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

8.	Duration and Termination of This Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated, shall continue in effect for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal
Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Fund during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

9.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

10.	General Provisions
(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager and Sub-Advisor for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200.

(c)	the Sub-Advisor will promptly notify the Manager in writing
of the occurrence of any of the following events:
(1)	the Sub-Advisor fails to be registered as an
investment adviser under the Investment Advisers
Act or under the laws of any jurisdiction in which the
Sub-Advisor is required to be registered as an
investment advisor in order to perform its obligations
under this Agreement.
(2)	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or
investigation, at law or in equity, before or by any
court, public board or body, involving the affairs of
the Series.
(d)	The Manager shall provide (or cause the Series custodian
to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)	The Sub-Advisor represents that it will not enter into
any agreement, oral or written, or other
understanding under which the Fund directs or is
expected to direct portfolio securities transactions,
or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund
shares or shares issued by any other registered
investment company. Sub-advisor further represents
that it is contrary to the Sub-advisor's policies to
permit those who select brokers or dealers for
execution of fund portfolio securities transactions to
take into account the broker or dealer's promotion or
sale of Fund shares or shares issued by any other
registered investment company.
(f)	This Agreement contains the entire understanding and
agreement of the parties.
11.	The Sub-Advisor acknowledges Manager's
representation that the Diversified Real Asset Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange
Act (the CEA).
The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity
Futures Trading Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-
Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub-Advisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that would reasonably be expected to lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization relating to Sub- Advisor's registration as a commodity trading advisor, in each case, subject to applicable law, attorney-client privilege and confidentiality restrictions.
   IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above writte

PRINCIPAL GLOBAL INVESTORS, LLC




By
/s/ Michael J. Beer

Name:
Michael J. Beer

Title:
Executive Director - Principal Funds




By
/s/ Adam U. Shaikh

Name:
Adam U. Shaikh

Title:
Counsel




PRINCIPAL REAL ESTATE INVESTORS, LLC




By
/s/ Thomas R. Pospisil

Name:
Thomas R. Pospisil

Title:
Assistant General Counsel




By
/s/ Anne R. Cook

Name:
Anne R. Cook

Title:
Counsel

APPENDIX A

[Intentionally Omitted]

APPENDIX B




Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
Diversified Real Asset Fund
(Global REIT Portfolio)
3/16/2010
2 Years
Global Diversified Income Fund
(Global REIT Portfolio)
(CMBS Portfolio)
12/15/2008
2 Years
Global Real Estate Fund
10/1/2007
2 Years
Real Estate Allocation Fund
12/31/2014
2 Years
Real Estate Debt Income Fund
12/31/2014
2 Years
Real Estate Securities Fund
12/6/2000
2 Years